Exhibit 99.1

Company Contacts:
David J. Keller	Hunter Blankenbaker
Chief Financial Officer	Director of Corporate Communications
Telephone: 800-542-4008	Telephone: 954-965-6606
Email: investor@tousa.com	Email: hblankenbaker@tousa.com
TOUSA Reports 150% Increase in Net Income;
Reports Record Third Quarter Revenue and Backlog
Highlights include:
➢	Homebuilding revenues of $662.6 million, a 31% increase

➢	Net income of $70.3 million, a 150% increase

➢	Net profit margin of 12.5%, a 690 basis point increase

➢	Record homes in backlog of 10,813 (including unconsolidated joint ventures), a 75% increase
HOLLYWOOD, Fla., November 8, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the three and nine months ended September 30, 2005.
Net income for the third quarter of 2005 increased 150% to $70.3 million (or $1.18 per diluted share) from $28.1 million (or $0.49 per diluted share) for the quarter ended September 30, 2004.
Homebuilding revenues for the third quarter of 2005 were $662.6 million, a 31% increase over the $507.2 million of homebuilding revenues in the third quarter of 2004 due to increases in both the number and average sales price of homes delivered and revenues from land sales. The number of homes delivered increased 33% to 2,409 (including unconsolidated joint ventures) from 1,809 in the third quarter of 2004. The Company’s average selling price on homes delivered increased 7% to $299,000 in the third quarter of 2005, from $280,000 in the third quarter of 2004.
The Company’s net profit margin improved to 12.5% in the third quarter of 2005 from 5.6% in the third quarter of 2004 due to an improved gross margin on home sales, as well as an increase in land sales. Excluding gains from land sales, the Company’s net profit margin for the quarter ended September 30, 2005 was 9.2%.
“We believe our strong third quarter performance reflects our continued focus on improving our operations, as well as a generally healthy homebuilding market.” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Our significant net profit margin improvement is a result of several factors including our efforts to reduce early presales activities, improved inventory control, supply chain management initiatives and pricing power in some of our markets.”
The Company’s income from joint ventures was $13.3 million in the third quarter of 2005, as compared to $0.7 million in the third quarter of 2004. The Company’s joint ventures delivered 528 homes and generated $169.1 million in homebuilding revenues in the third quarter of 2005. During the quarter, the Company transferred 10 communities with 699 homes in backlog and 642 homes under construction from its consolidated operations in the West Region to an unconsolidated joint venture.
“We are pleased with our joint ventures’ performance, which includes two months of operations from our Transeastern Homes joint venture,” said Mr. Mon. “Joint ventures continue to be an important part of our strategy, as they help us leverage our capital, reduce our risk, and maximize our return on equity.”

Previously, the Company announced a 75% increase in homes in backlog to a record 10,813 homes (including unconsolidated joint ventures) at September 30, 2005, from 6,171 homes at September 30, 2004. The Company’s sales value of homes in backlog increased 7% to $1.8 billion (excluding unconsolidated joint ventures) at September 30, 2005, from $1.7 billion at September 30, 2004. The sales value of homes in backlog for unconsolidated joint ventures at September 30, 2005 was $1.7 billion.
For The Nine Months Ended September 30, 2005
Net income for the first nine months of 2005 increased 103% to $142.4 million (or $2.43 per diluted share) from $70.2 million (or $1.23 per diluted share) for the nine months ended September 30, 2004.
Homebuilding revenues for the nine months ended September 30, 2005 were $1.8 billion, a 27% increase over the $1.4 billion of homebuilding revenues in the first nine months of 2004 due to increases in both the number and average sales price of homes delivered and revenues from land sales. The number of homes delivered in the first nine months of 2005 increased 32% to 6,632 (including unconsolidated joint ventures) from 5,010 in the first nine months of 2004. The Company’s average selling price on homes delivered increased 5% to $288,000 in the first nine months of 2005 from $275,000 in the first nine months of 2004.
The Company’s net profit margin for the nine months ended September 30, 2005 improved to 8.6% from 5.1% for the nine months ended September 30, 2004 due to an improved gross margin on home sales as well as an increase in land sales. Excluding the gains from land sales, the Company’s net profit margin for nine months ended September 30, 2005 was 7.2%.
The Effects of Hurricane Wilma and Earnings and Operational Guidance
“While the initial direct costs from Hurricane Wilma are expected to be minimal, the disruptive effects are likely to impact our Florida homebuilding operations for an extended period of time,” said Mr. Mon. “We expect our operations to be affected by reduced availability and higher costs of building materials and subcontractor labor, slower inspections and permitting by local authorities, and delays in obtaining power connections.”
Mr. Mon continued, “We anticipate delivering between 9,500 and 9,800 homes in 2005 rather than 10,500 homes, as previously announced. This reduction is due to construction delays and disruptions, including those caused by Hurricane Wilma. We anticipate delivering between 7,800 and 8,100 from our consolidated operations and 1,600 to 1,800 from our unconsolidated joint ventures.”
Based upon information presently available, the Company is reiterating its 2005 annual net income guidance of $205 million, a 71% increase over the $120 million of net income reported in 2004. The Company anticipates 2005 earnings per share of $3.45 (based on 59.5 million fully diluted shares outstanding), a $0.03 increase over the previously expected $3.42, due to a decrease in the number of fully diluted shares anticipated to be outstanding at year end.
“We believe our net income guidance is achievable based on stronger than anticipated results in some of our other markets and our improved net profit margin,” said Mr. Mon.
The Company anticipates that its fourth quarter net sales will be negatively impacted by the recent hurricanes in Florida, delays in community openings and the intentional slowing of Transeastern Home’s sales pace to reduce its contract to delivery time. The Company anticipates its combined net sales for the year will range from 10,600 to 11,200 homes.
The Company expects 2006 net income of $285 million or $4.52 per share (based on 63 million fully diluted shares outstanding). This is a $0.10 increase over the previously expected $4.42 due to a decrease in the number of fully diluted shares anticipated to be outstanding at year end.
The Company will hold a conference call and web cast on Wednesday, November 9, 2005 at 11:00 a.m. Eastern Time to discuss the 2005 third quarter and nine month financial results. Please dial 866-362-4666 (domestic) or (617) 597-5313 (international) and use the pass code 77354884. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 1:00 p.m. Eastern Time on November 3 and will run through 12:00 a.m. Eastern Time on November 17. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 31683625.
Website address: www.tousa.com
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.
This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our expectations regarding fourth quarter and full year 2005 net sales, (ii) our expected home deliveries for 2005, (iii) our 2005 and 2006 financial guidance, including 2005 and 2006 results to be achieved by our joint ventures, and (iv) the impact of Hurricane Wilma on our business and operational and guidance. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company and/or its joint ventures to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s decision to limit early presales activity and slow the sales pace of the Transeastern Homes joint venture, (iv) currently unanticipated delays, disruptions, cost increases and/or labor and material shortages caused by Hurricane Wilma, (v) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (vi) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vii) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
HOMEBUILDING:
Revenues:
Home sales	$562.8	$500.1	$1,657.3	$1,369.3
Land sales	99.8	7.1	154.7	61.0

	662.6	507.2	1,812.0	1,430.3

Cost of sales:
Home sales	407.5	398.8	1,256.7	1,104.4
Land sales	69.9	6.6	116.6	47.8

	477.4	405.4	1,373.3	1,152.2

Gross profit	185.2	101.8	438.7	278.1
Selling, general and administrative expenses	90.2	61.2	246.7	176.9
Other income:
Income from joint ventures, net	(13.3)	(0.7)	(24.0)	(0.7)
Other (income) expense, net	(1.6)	(2.2)	(5.8)	(2.7)

Homebuilding pretax income	109.9	43.5	221.8	104.6

FINANCIAL SERVICES:
Revenues	13.4	8.2	34.8	26.4
Expenses	10.4	7.6	28.1	20.0

Financial Services pretax income	3.0	0.6	6.7	6.4

Income before provision for income taxes	112.9	44.1	228.5	111.0
Provision for income taxes	42.6	16.0	86.1	40.8

Net income	$70.3	$28.1	$142.4	$70.2

EARNINGS PER COMMON SHARE:
Basic	$1.24	$0.50	$2.53	$1.25

Diluted	$1.18	$0.49	$2.43	$1.23

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	56,753,826	56,064,565	56,304,544	56,056,943

Diluted	59,392,423	57,427,500	58,569,725	57,178,499

CASH DIVIDENDS PER SHARE	$0.015	$0.012	$0.042	$0.024

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except shares and par value)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$43.2	$217.6
Restricted	3.1	8.0
Inventory:
Deposits	199.4	132.8
Homesites and land under development	614.7	341.2
Residences completed and under construction	753.0	671.0
Inventory not owned	79.5	136.2

	1,646.6	1,281.2
Property and equipment, net	24.6	26.7
Investments in unconsolidated joint ventures	188.0	66.6
Receivables from unconsolidated joint ventures	80.3	3.4
Other assets	122.2	67.7
Goodwill	110.7	110.7

	2,218.7	1,781.9

FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	7.0	50.9
Restricted	75.7	69.1
Mortgage loans held for sale	64.0	75.8
Other assets	13.3	9.8

	160.0	205.6

Total assets	$2,378.7	$1,987.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$290.7	$188.9
Customer deposits	87.2	69.1
Obligations for inventory not owned	79.5	136.2
Notes payable	811.6	811.4
Bank borrowings	80.0	—
	1,349.0	1,205.6

FINANCIAL SERVICES:
Accounts payable and other liabilities	77.6	70.2
Bank borrowings	54.6	49.0

	132.2	119.2

Total liabilities	1,481.2	1,324.8

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,536,227 and 56,070,510 shares issued and outstanding at September 30, 2005, and December 31, 2004, respectively	0.6	0.6
Additional paid-in capital	485.6	388.3
Unearned compensation	(11.5)	(9.0)
Retained earnings	422.8	282.8

Total stockholders’ equity	897.5	662.7

Total liabilities and stockholders’ equity	$2,378.7	$1,987.5

Selected Homebuilding Operating Data
     The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Three Months Ended September 30,						Nine Months Ended September 30,
	2005			2004			2005			2004
Deliveries:	Homes	$		Homes	$		Homes	$		Homes	$

Florida	627		$190.8	541		$149.9	2,144		$627.0	1,641		$438.6
Mid-Atlantic	171		75.1	143		62.9	448		186.3	378		151.5
Texas	555		134.3	489		127.2	1,402		338.6	1,378		348.5
West	528		162.6	611		160.1	1,766		505.4	1,586		430.7

Consolidated total	1,881		$562.8	1,784		$500.1	5,760		$1,657.3	4,983		$1,369.3
From unconsolidated joint ventures	528		169.1	25		7.6	872		272.5	27		8.2

Total	2,409		$731.9	1,809		$507.7	6,632		$1,929.8	5,010		$1,377.5

	Three Months Ended September 30,						Nine Months Ended September 30,
	2005			2004			2005			2004
Net Sales Orders(1):	Homes	$		Homes	$		Homes	$		Homes	$

Florida	714		$239.0	952		$301.2	2,196		$753.9	3,008		$890.3
Mid-Atlantic	95		35.7	83		31.7	491		209.1	595		252.7
Texas	709		175.8	480		117.7	2,133		532.2	1,468		371.2
West	303		106.3	828		243.2	2,121		691.0	2,646		731.2

Consolidated total	1,821		$556.8	2,343		$693.8	6,941		$2,186.2	7,717		$2,245.4
From unconsolidated joint ventures	871		309.6	51		21.3	1,671		591.8	281		91.5

Total	2,692		$866.4	2,394		$715.1	8,612		$2,778.0	7,998		$2,336.9

(1) Net of cancellations

	September 30, 2005			September 30, 2004
			Average			Average
Sales Backlog:	Homes	$	Price	Homes	$	Price
Florida	2,980	$1,033.9	$347	2,913	$875.5	$301
Mid-Atlantic	389	164.6	$423	447	190.3	$426
Texas	1,274	331.0	$260	584	146.1	$250
West	965	318.1	$330	1,924	521.1	$271

Consolidated total	5,608	$1,847.6	$329	5,868	$1,733.0	$295
From unconsolidated joint ventures	5,205	1,660.4	$319	303	95.4	$315

Total*	10,813	$3,508.0	$324	6,171	$1,828.4	$296

     * Includes 3,070 homes of acquired backlog.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders
Florida	$304	$335	$277	$316	$292	$343	$267	$296
Mid-Atlantic	$439	$376	$440	$382	$416	$426	$401	$425
Texas	$242	$248	$260	$245	$241	$250	$253	$253
West	$308	$351	$262	$294	$286	$326	$272	$276
Consolidated total	$299	$306	$280	$296	$288	$315	$275	$291
From unconsolidated joint ventures	$320	$355	$304	$418	$312	$354	$304	$326
Total	$304	$322	$281	$299	$291	$323	$275	$292
Non-GAAP Financial Information
EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in millions)	2005	2004	2005	2004
Net income	$70.3	$28.1	$142.4	$70.2
Add: income taxes	42.6	16.0	86.1	40.8
Add: interest in cost of sales	16.5	12.6	48.9	36.1
Add: depreciation and amortization expense	3.3	3.1	9.6	9.5

EBITDA (1)	$132.7	$59.8	$287.0	$156.6

(1)	EBITDA for the full year 2005 will be calculated in the same way.
     EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, and (c) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:
•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.
A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.
Reconciliation of Net Profit Margin Excluding Gains from Land Sales

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
(dollars in millions)
Net income	$70.3	$28.1	$142.4	$70.2

Less: Tax-effected gains from land sales*	18.6	0.3	23.7	8.4

Net income adjusted for land sales	$51.7	$27.8	$118.7	$61.8

Home sales revenues	$562.8	$500.1	$1,657.3	$1,369.3

Net profit margin	12.5%	5.6%	8.6%	5.1%

Net profit margin excluding the tax-effected gains from land sales	9.2%	5.6%	7.2%	4.5%

*Calculation of tax-effected gains from land sales

Revenues from land sales	$99.8	$7.1	$154.7	$61.0
Cost of sales — land sales	69.9	6.6	116.6	47.8

Gains from land sales	$29.9	$0.5	$38.1	$13.2

Effective tax rate	37.8%	36.4%	37.7%	36.7%

Tax effect of gains from land sales	$11.3	$0.2	$14.4	$4.8

Tax-effected gains from land sales	$18.6	$0.3	$23.7	$8.4
     Net profit margin excluding the tax-effected gains from land sales is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. The Company has included this information because management believes it is a meaningful measure of the profitability of the Company’s home sales. Net profit margin excluding the gains from land sales has limitations as a measure of performance because it excludes the significant increase in gains from land sales experienced by the Company. The Company compensates for these limitations by using net profit margin excluding the gains from land sales as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of the Company’s financial performance. This measure is not meant to be considered in isolation of, or as a substitute for, net profit measurements prepared in accordance with GAAP. A reconciliation of Net Profit Margin excluding gains from land sales to net profit margin, the most directly comparable GAAP performance measure, is provided above.

SG&A, Net of Management Fees, as a Percentage of Homebuilding Revenues

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
(dollars in millions)
Selling, general & administrative expenses (SG&A)	$90.2	$61.2	$246.7	$176.9

Less: Management fees earned from unconsolidated joint ventures	8.2	0.7	15.1	0.7

SG&A, net of management fees	$82.0	$60.5	$231.6	$176.2

Homebuilding revenues	$662.6	$507.2	$1,812.0	$1,430.3

SG&A as a percentage of homebuilding revenues	13.6%	12.1%	13.6%	12.4%

SG&A, net of management fees, as a percentage of homebuilding revenues	12.4%	11.9%	12.8%	12.3%
     SG&A, net of management fees, is not a financial measure required by generally accepted accounting principles (GAAP). Management uses this information because it believes it provides a more meaningful measure of the SG&A expenses since the Company’s homebuilding revenues do not include revenues recognized by the Company’s unconsolidated joint ventures, but the Company’s SG&A expenses include compensation and other expenses incurred by the Company in connection with its unconsolidated joint ventures. SG&A, net of management fees, has limitations as a measure of performance because it reduces SG&A expenses by the amount of management fees received from the Company’s unconsolidated joint ventures. Management fees reflect the Company’s reimbursement from its unconsolidated joint ventures for the portion of SG&A expenses associated with managing the Company’s unconsolidated joint ventures. Management compensates for these limitations by using SG&A, net of management fees, as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial performance. It is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, the Company has provided a reconciliation of SG&A expense, calculated in accordance with GAAP, to SG&A, net of management fees.

Supplemental Information
     We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our operating segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West

Jacksonville	Baltimore/Southern Pennsylvania	Austin	Central Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio
Tampa /St.
Petersburg
We build homes for inventory and on a pre-sold basis. At September 30, 2005, we had 7,541 homes completed or under construction (including unconsolidated joint ventures), of which approximately 13% were unsold. At September 30, 2005, we had 114 completed unsold homes in our inventory (including unconsolidated joint ventures), of which approximately 38% had been completed for more than 90 days. Our completed unsold homes at September 30, 2005 have decreased by 44% from 203 at December 31, 2004 and by 11% from 128 at June 30, 2005. At September 30, 2005, our completed unsold homes in inventory represented under 2% of the total homes completed or under construction (and averaged less than one per active community) as compared to 5% at December 31, 2004. We are actively working to control our finished speculative home inventory to reduce carrying costs, increase our available capital and improve our gross margins.
We were actively selling homes in 246 communities (including 52 through our unconsolidated joint ventures at September 30, 2005) at both September 30, 2005 and 2004. Excluding the 25 active communities acquired through our Transeastern joint venture, our active communities actually decreased as compared to September 30, 2004. This decrease is due to delays associated with bringing new communities on line and our intentional efforts to limit our early sales activities and manage community openings in an effort to decrease the time from contract to delivery to improve our gross margins. For the three months ended September 30, 2005, total revenues increased 31%, net income increased 150%, net sales orders (including unconsolidated joint ventures) increased 12% and home deliveries (including unconsolidated joint ventures) increased 33% as compared to the same period in the prior year. For the nine months ended September 30, 2005, total revenues increased 27%, net income increased 103%, net sales orders (including unconsolidated joint ventures) increased 8% and home deliveries (including unconsolidated joint ventures) increased 32% as compared to the same period in the prior year. Sales value in backlog at September 30, 2005 as compared to September 30, 2004 increased by 7% to $1.8 billion. Our joint ventures had an additional $1.7 billion in sales backlog at September 30, 2005. Our home cancellation rate was approximately 18% for the quarter ended September 30, 2005, and 15% for the nine months ended September 30, 2005. Our cancellation rate for the quarter was generally consistent with the first two quarters of 2005. Our percentage of converting backlog units at the beginning of the quarter to deliveries during the quarter was 32%, which is generally consistent with the first two quarters of 2005.
We continue to be impacted by labor and supply shortages and increases in the cost of materials caused by the hurricanes in 2004 and 2005 and the rising costs of petroleum. We have been notified by certain vendors and subcontractors to expect near term increases in the costs of materials and labor. We are proactively responding to these situations by (1) actively working to reduce the amount of time from sale to delivery; (2) increasing cost contingencies in our home budgets; and (3) increasing home sales prices as quickly as the competitive market will allow. In addition, while the initial direct costs to us from Hurricane Wilma are minimal, we believe sales, home deliveries and community openings in the Florida region will be negatively impacted by the hurricane, but we cannot currently determine the extent or duration of any such impact.
We have entered into, and expect to expand our use of, joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that additionally build and market homes. The majority of these joint ventures are not consolidated. At September 30, 2005, our investment in these unconsolidated joint ventures was $188.0 million, and we had receivables of $80.3 million from these joint ventures. In addition, we seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At September 30, 2005, we controlled approximately 96,000 homesites (including through unconsolidated joint ventures) of which 72% were controlled through various option arrangements.
Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
Homebuilding revenues increased 31% to $662.6 million for the three months ended September 30, 2005, from $507.2 million for the three months ended September 30, 2004. This increase is due to an increase in revenues from home sales to $562.8 million for the three months ended September 30, 2005, from $500.1 million for the comparable period in 2004 and an increase in revenues from land sales to $99.8 million for the three months ended September 30, 2005, as compared to $7.1 million for the three months ended September 30, 2004. The 13% increase in revenue from home sales was due to (1) a 5% increase in consolidated home deliveries to 1,881 from 1,784 for the three months ended September 30, 2005 and 2004, respectively, and (2) a 7% increase in the average selling price on consolidated homes delivered to $299,000 from $280,000 in the comparable period of the prior year. A significant component of this increase was the 27% increase in revenues from home sales in our Florida region for the three months ended September 30, 2005, as compared to the same period in 2004. This increase was due to a 16% increase in home deliveries and a 10% increase in the average selling price of such homes. The increase in revenues from land sales is due to the sale of various large tracts of land, particularly in the Phoenix market, in an attempt to diversify our risk and recognize embedded profits. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.
Our Homebuilding gross profit increased 82% to $185.2 million for the three months ended September 30, 2005, from $101.8 million for the three months ended September 30, 2004. This increase is primarily due to an increase in revenue from home sales and an improved gross margin on home sales as well as an increase in gross profit from land sales. Our gross margin on home sales increased to 27.6% for the three months ended September 30, 2005, from 20.3% for the three months ended September 30, 2004. This increase from period to period is primarily due to: (1) the phasing of sales to maximize revenues and improve margins; (2) our ability to increase prices in markets with strong housing demand; (3) improved control over costs, such as the re-engineering of existing products to reduce costs of construction and achieve cost synergies from our vendor relationships; and (4) the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. For the three months ended September 30, 2005, we generated gross profit from land sales of $29.9 million, as compared to $0.5 million for the comparable period in 2004.

SG&A expenses increased to $90.2 million for the three months ended September 30, 2005, from $61.2 million for the three months ended September 30, 2004. The increase in SG&A expenses is due to increased compensation resulting from (1) increased headcount and (2) significantly increased incentive compensation tied to increased earnings, including increased gross profit from land sales and income from unconsolidated joint ventures.
SG&A expenses as a percentage of revenues from home sales for the three months ended September 30, 2005 increased to 16.0%, as compared to 12.2% for the three months ended September 30, 2004. The 380 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the increased compensation discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with these joint ventures are included in our consolidated SG&A expenses. For the three months ended September 30, 2005, the income associated with these joint ventures was $13.3 million, including management fees of $8.2 million, and is shown separately as income from joint ventures in our consolidated statement of income.
Our net profit margin is calculated by dividing net income by home sales revenues. For the three months ended September 30, 2005, our net profit margin increased to 12.5% from 5.6% during the same period in the prior year due to an increase in gross profit from land sales, improved gross margins and increased income from unconsolidated joint ventures.
Net Sales Orders and Backlog Homes (including unconsolidated joint ventures)
For the three months ended September 30, 2005, net sales orders increased by 12% as compared to the same period in 2004. The majority of this increase was attributable to the Transeastern JV’s net sales orders since the acquisition. For the three months ended September 30, 2005, the sales value of these new orders increased by 21% over the three months ended September 30, 2004, due to the 12% increase in net sales orders and an increase in the average net sales price to $322,000 from $299,000 over these same periods.
During the quarter, we transferred 10 active communities with 699 homes in backlog and 642 homes under construction, from our consolidated operations in the West Region to an unconsolidated joint venture.
We had 10,813 homes in backlog as of September 30, 2005 (of which 3,038 were acquired as part of the Transeastern JV), as compared to 6,171 homes in backlog as of September 30, 2004. The acquisition of Transeastern’s homebuilding assets and operations included a significant amount of backlog as a result of Transeastern’s practice of selling homes further in advance of completion than we do currently. We anticipate the Transeastern JV’s future sales volume to decline as the joint venture reduces the time from sales contract to home delivery to a time period more consistent with ours.
Backlog Sales Value (excluding unconsolidated joint ventures)
The sales value of backlog increased 7% to $1.8 billion at September 30, 2005, from $1.7 billion at September 30, 2004, while the average selling price of homes in backlog increased to $329,000 from $295,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand as well as our continued efforts to phase sales to maximize gross margins.

Joint Venture Backlog Sales Value
Joint venture revenues are not included in our consolidated financial statements. At September 30, 2005, the sales value of our joint ventures’ homes in backlog was $1.7 billion.
Financial Services
Financial Services revenues increased to $13.4 million for the three months ended September 30, 2005, from $8.2 million for the three months ended September 30, 2004. This 63% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains from selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the three months ended September 30, 2005, our mix of mortgage originations was 36% adjustable rate mortgages (of which approximately 76% were interest only) and 64% fixed rate mortgages, which is a slight shift from the comparable period in the prior year of 34% adjustable rate mortgages and 66% fixed rate mortgages. The average FICO score of our homebuyers during the three months ended September 30, 2005 was 726, and the average loan to value ratio on first mortgages was 76%. For the three months ended September 30, 2005, approximately 11% of our homebuyers paid in cash as compared to 10% during the three months ended September 30, 2004. Our mortgage operations capture ratio for non-cash homebuyers increased to 69% for the three months ended September 30, 2005 from 58% for the three months ended September 30, 2004. The number of closings at our mortgage operations increased to 1,442 for the three months ended September 30, 2005, from 1,131 for the three months ended September 30, 2004. Our title operations capture ratio increased to 98% of our homebuyers for the three months ended September 30, 2005 from 97% for the comparable period in 2004. The number of closings at our title operations increased to 6,725 for the three months ended September 30, 2005, from 4,725 for the same period in 2004. Non-affiliated customers accounted for approximately 73% of our title company revenues for the three months ended September 30, 2005.
Financial Services expenses increased to $10.4 million for the three months ended September 30, 2005, from $7.6 million for the three months ended September 30, 2004. This 37% increase is a result of higher staff levels to support increased activity.
Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
Homebuilding revenues increased 27% to $1,812.0 million for the nine months ended September 30, 2005, from $1,430.3 million for the nine months ended September 30, 2004. This increase is due to an increase in revenues from home sales to $1,657.3 million for the nine months ended September 30, 2005, from $1,369.3 million for the comparable period in 2004 and an increase in revenues from land sales to $154.7 million for the nine months ended September 30, 2005, as compared to $61.0 million for the nine months ended September 30, 2004. The 21% increase in revenue from home sales was due to (1) a 16% increase in consolidated home deliveries to 5,760 from 4,983 for the nine months ended September 30, 2005 and 2004, respectively, and (2) a 5% increase in the average selling price on consolidated homes delivered to $288,000 from $275,000 in the comparable period of the prior year. A significant component of this increase was the 43% increase in revenues from home sales in our Florida region for the nine months ended September 30, 2005 as compared to the same period in 2004. This increase was due to a 31% increase in home deliveries and a 9% increase in the average selling price of such homes. The increase in revenues from land sales is due to the sale of various large tracts of land, particularly in the Phoenix market, in an attempt to diversify our risk and recognize embedded profits. As discussed above, our land sales were a result of our regular review of our land portfolio.

Our Homebuilding gross profit increased 58% to $438.7 million for the nine months ended September 30, 2005, from $278.1 million for the nine months ended September 30, 2004. This increase is primarily due to an increase in revenue from home sales and an improved gross margin on home sales as well as an increase in gross profit from land sales. Our gross margin on home sales increased to 24.2% for the nine months ended September 30, 2005, from 19.3% for the nine months ended September 30, 2004. This increase from period to period is primarily due to: (1) the phasing of sales to maximize revenues and improve margins; (2) our ability to increase prices in markets with strong housing demand; (3) improved control over costs, such as the re-engineering of existing products to reduce costs of construction and achieve cost synergies from our vendor relationships; and (4) the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. For the nine months ended September 30, 2005, we generated gross profit from land sales of $38.1 million, as compared to $13.2 million for the comparable period in 2004.
SG&A expenses increased to $246.7 million for the nine months ended September 30, 2005, from $176.9 million for the nine months ended September 30, 2004. The increase in SG&A expenses is due to increased compensation resulting from (1) increased headcount and (2) significantly increased incentive compensation tied to increased earnings, including increased gross profit from land sales and income from unconsolidated joint ventures. Also contributing to the increase in SG&A expenses is an increase of $3.4 million in stock based compensation expense. For the nine months ended September 30, 2005 and 2004, we recognized a compensation charge of $7.4 million and $4.0 million, respectively, due to the variable accounting treatment of certain stock-based awards which include performance-based accelerated vesting criteria and certain other common stock purchase rights.
SG&A expenses as a percentage of revenues from home sales for the nine months ended September 30, 2005 increased to 14.9%, as compared to 12.9% for the nine months ended September 30, 2004. The 200 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the increased compensation, including stock based compensation, discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with these joint ventures are included in our consolidated SG&A expenses. For the nine months ended September 30, 2005, the income associated with these joint ventures was $24.0 million, including management fees of $15.1 million, and is shown separately as income from joint ventures in our consolidated statement of income.
Our net profit margin is calculated by dividing net income by home sales revenues. For the nine months ended September 30, 2005, our net profit margin increased to 8.6% from 5.1% due to an increase in gross profit from land sales, improved gross margins and increased income from unconsolidated joint ventures.
Net Sales Orders (including unconsolidated joint ventures)
For the nine months ended September 30, 2005, net sales orders increased by 8% as compared to the same period in 2004, due to an increase in sales in our Texas and West Regions, which were partially offset by decreases in our Florida and Mid-Atlantic regions from the deliberate phasing of sales to improve gross margins. The increase is also partially attributable to the Transeastern JV’s net sales orders since the acquisition. For the nine months ended September 30, 2005, the sales value of these new orders increased by 19% over the nine months ended September 30, 2004, due to an increase in net sales orders and an increase in the average net sales price to $323,000 from $292,000 over these same periods.

Financial Services
Financial Services revenues increased to $34.8 million for the nine months ended September 30, 2005, from $26.4 million for the nine months ended September 30, 2004. This 32% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the nine months ended September 30, 2005, our mix of mortgage originations was 40% adjustable rate mortgages (of which approximately 74% were interest only) and 60% fixed rate mortgages, which is a shift from the comparable period in the prior year of 33% adjustable rate mortgages and 67% fixed rate mortgages. The average FICO score of our homebuyers during the nine months ended September 30, 2005 was 728, and the average loan to value ratio on first mortgages was 77%. For the nine months ended September 30, 2005, approximately 11% of our homebuyers paid in cash as compared to 12% during the nine months ended September 30, 2004. Our mortgage operations capture ratio for non-cash homebuyers increased to 64% for the nine months ended September 30, 2005 from 60% for the nine months ended September 30, 2004. The number of closings at our mortgage operations increased to 3,811 for the nine months ended September 30, 2005, from 3,321 for the nine months ended September 30, 2004. Our title operations capture ratio decreased to 89% of our homebuyers for the nine months ended September 30, 2005, from 96% for the comparable period in 2004, due to an organizational change in our Phoenix operations causing a loss of closings for a portion of the period. However, the number of closings at our title operations increased to 17,263 for the nine months ended September 30, 2005, from 14,437 for the same period in 2004. Non-affiliated customers accounted for approximately 75% of our title company revenues for the nine months ended September 30, 2005.
Financial Services expenses increased to $28.1 million for the nine months ended September 30, 2005, from $20.0 million for the nine months ended September 30, 2004. This 40% increase is a result of higher staff levels to support increased activity.